                                                                    EXHIBIT 99.1

CONTACT:
L. Nash Allen, Jr.                                 Gary C. Bonds
Treasurer and Chief Financial                      Senior Vice President and
  Officer                                            Controller
662/680-2330                                       662/680-2332


  BANCORPSOUTH, INC. ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2004


TUPELO, Miss., Apr. 16, 2004 /PRNewswire-FirstCall via COMTEX/ -- BancorpSouth, Inc. (NYSE: BXS) today announced that net income for the first quarter of 2004 was $27.2 million, or $0.35 per basic and diluted share, compared with net income of $39.1 million, or $0.51 per basic share and $0.50 per diluted share, for the first quarter of 2003. Results for the first quarter of 2003 include the impact of net gains from securities sales of $13.6 million ($8.4 million after tax or $0.11 per diluted share).

"While our financial results for the first quarter of 2004 reflected the impact of low interest rates on our investment and loan yields, they also continued to demonstrate the strategic benefits of our ongoing initiatives to diversify through the growth of noninterest revenues," said Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth. "During the first quarter, these benefits were particularly evident in the more-than doubling of our insurance commissions, to $14.5 million from $6.4 million for the first quarter of last year. This increase was nearly double the $4.2 million decline in net interest revenue after loan loss provision between the comparable quarters. We remain confident that our conservative lending and investment policies will serve us well as the economy continues to recover. We expect the dual effect of increased loan demand and rising asset yields will enhance revenue in a recovering economic environment. We will continue to pursue our strategies for expanding market share in our core six-state market through both our traditional community banking business and our increasing array of noninterest revenue products and services."

Net Interest Revenue

Interest revenue for the first quarter of 2004 was $123.2 million, a 10.5 percent decrease from $137.7 million for the first quarter of 2003 and a 2.4 percent decline from $126.2 million for the fourth quarter of 2003. Interest expense declined 16.5 percent for the first quarter of 2004 to $39.7 million from $47.5 million for the first quarter of 2003 and declined 1.1 percent from $40.1 million for the fourth quarter of 2003.

The average taxable equivalent yield on earning assets fell to 5.22 percent for the first quarter of 2004 from 6.00 percent for the first quarter of 2003 and
5.39 percent for the fourth quarter of 2003. The average rate paid on interest bearing liabilities decreased to 1.94 percent for the first quarter of 2004 from
2.36 percent for the first quarter of 2003 and 1.99 percent for the fourth quarter of 2003.

Net interest revenue for the first quarter of 2004 was $83.5 million, down 7.4 percent from $90.1 million for the first quarter of 2003 and down 3.0 percent from $86.1 million for the fourth quarter of 2003. Net interest margin declined to 3.57 percent for the first quarter of 2004 from 3.97 percent for the first quarter of 2003 and 3.70 percent for the fourth quarter of 2003.

"The decline in net interest revenue for the first quarter primarily reflects the difficulty in a low interest rate environment of reducing funding costs enough to offset falling asset yields," Patterson added. "Despite this challenge, we have continued a conservative stance in the average maturity of our investment assets, which, despite incremental short-term costs, better prepares us for a rising

                                     -MORE-
rate environment. In addition, because rates paid on interest bearing liabilities have fallen to such low levels, we are constrained in our ability to further lower them because of the value we place on long-term customer relationships. The impact of these decisions, which are consistent with the conservative operating philosophies of our organization, is reflected in the compression of our net interest margin for the quarter."

Deposit and Loan Activity

Total assets increased 2.4 percent to $10.6 billion at the end of the first quarter of 2004 from $10.3 billion at March 31, 2003. Total deposits rose 2.2 percent to $8.9 billion at the end of the first quarter of 2004 from $8.7 billion at the end of the first quarter of 2003. Total loans were $6.28 billion at March 31, 2004, down 0.3 percent from $6.31 billion at March 31, 2003. Loan growth has continued to be impacted by the Company's decision to reduce its exposure to indirect automobile sales financing and certain higher risk consumer loans by allowing its portfolio of such loans to decline. The Company's portfolio of such loans totaled $48.4 million at March 31, 2004, down from $59.2 million at December 31, 2003 and $95.7 million at March 31, 2003.

Patterson said, "Although loan activity in our markets for the first quarter of 2004 was less than early indications suggested, we are pleased that total loans essentially stabilized compared to the end of the first quarter of 2003 and December 31, 2003. As a result of our ongoing efforts to manage interest rate exposure, our total savings and other time deposits declined by 2.6% for the first quarter of 2004 when compared to the same period of 2003. Total deposits increased as a result of an 8.7% growth in our demand deposits, a low-cost source of funds that we believe reflects our expanding share of our six-state market."

Provision for Credit Losses and Allowance for Credit Losses

The provision for credit losses was $4.0 million for the first quarter of 2004, down 38.4 percent from $6.5 million for the first quarter of 2003 and 46.3 percent from $7.5 million for the fourth quarter of 2003. Annualized net charge-offs were 0.31 percent of average loans for the first quarter of 2004 compared with 0.30 percent for the first quarter of 2003 and 0.38 percent for the fourth quarter of 2003.

Non-performing loans at March 31, 2004 were $39.8 million, or 0.64 percent of loans, compared with $40.2 million, or 0.64 percent of loans, at March 31, 2003, and $51.4 million, or 0.83 percent of loans, at December 31, 2003. The allowance for credit losses was 1.46 percent of loans at March 31, 2004, 1.43 percent of loans at March 31, 2003 and 1.48 percent of loans at December 31, 2003.

Patterson continued, "Our first quarter results demonstrate that strong credit quality remains a hallmark of BancorpSouth. We were particularly pleased with the drop in annualized charge-offs and the 22.7 percent reduction in non-performing loans compared to the fourth quarter of 2003. As a result of these improvements, we reduced our provision for credit losses substantially for the first quarter of 2004 on both a comparable and sequential quarter basis, while maintaining an allowance for credit losses as a percentage of loans consistent with that of prior periods."

Noninterest Revenue

Noninterest revenue for the first quarter of 2004 was $46.0 million, a decrease of 12.0 percent from $52.3 million for the first quarter of 2003 and a decrease of 4.2 percent from $48.1 million for the fourth quarter of 2003. During the first quarter of 2004, mortgage lending reflected a loss of $1.1 million primarily as a result of a $2.3 million non-cash charge for impairment of the Company's mortgage servicing asset. For the first quarter of 2003, mortgage lending produced revenue of $4.9 million that included an $815,000 reversal of previously recorded impairment charges. The Company originated $149.8 million in mortgage loans during the first quarter of 2004, down from $302.4 million for the first quarter of 2003. For the fourth consecutive year, the Company sold its accumulated inventory of government guaranteed student loans during the first quarter, generating

                                     -MORE-
a $2.4 million gain which equaled the $2.4 million gain for such sales in the first quarter of 2003. Net gains of $618,000 on the sale of securities were recorded in the first quarter of 2004. This compares to net gains of $13.6 million in the first quarter of 2003 as the Company sold intermediate term bonds pursuant to its efforts to manage its interest rate risk.

BancorpSouth's insurance commissions grew 126.4 percent to $14.5 million for the first quarter of 2004 from $6.4 million for the first quarter of 2003 and 10.4 percent from $13.1 million for the fourth quarter of 2003. The growth compared to the first quarter of 2003 is primarily a result of the acquisition of Wright & Percy Insurance, Baton Rouge, Louisiana, in the second quarter of 2003 and the acquisition of Ramsey, Krug, Farrell & Lensing Insurance, Little Rock, Arkansas, in the third quarter of 2003.

"One of the primary goals of our initiatives to increase noninterest revenue is to lessen the Company's exposure to interest rate risk, and we believe that significant progress has been made toward achieving that goal," remarked Patterson. "Although we continue to expect mortgage originations to slow compared with 2003, we believe we have additional significant opportunities to expand noninterest revenue through growth of our existing products and services within existing markets, through acquisitions and through geographic expansion."

Noninterest Expense

For the first quarter of 2004, noninterest expense increased 11.8 percent to $86.0 million from $76.9 million for the first quarter of 2003 and 1.4 percent from $84.8 million for the fourth quarter of 2003. Consistent with the growth in noninterest expense for the fourth quarter of 2003, this increase primarily reflects a 17.0 percent increase in salaries and employee benefits principally as a result of the acquisitions of two insurance agencies in the second and third quarters of 2003.

Capital Management

BancorpSouth repurchased 588,900 shares of its common stock during the first quarter of 2004 under a stock repurchase plan authorized in April 2003 for the repurchase of up to 3.9 million shares. A total of 1,032,408 shares had been purchased under this plan at the end of the first quarter of 2004. Combined with the shares repurchased earlier under separate plans for the repurchase of 4.2 million shares and 4.1 million shares, respectively, BancorpSouth had repurchased approximately 9.3 million shares of its common stock as of March 31, 2004, or 11.1 percent of its outstanding shares at March 5, 2001, when the first of these plans was authorized. BancorpSouth will continue to evaluate additional share repurchases under the April 2003 plan, which authorizes these repurchases during a two-year period.

Summary

Patterson concluded, "In many respects, BancorpSouth's first-quarter results are attributable to disciplined decisions we made to adhere to our conservative lending and investment philosophies. We believe these philosophies underlie our long-term record of enhanced shareholder value, despite the short-term costs they entail. We will continue to proactively manage our assets and liabilities to decrease our exposure to changing interest rates, even as we diversify our revenue streams through the growth of noninterest revenues. As a result of conservative operating philosophies that have built a strong, liquid and well capitalized Company, we believe we have well positioned BancorpSouth for success in an improving economic environment."

Conference Call

BancorpSouth will conduct a conference call with analysts at 1:30 p.m. (Central
Time) on April 19, 2004. Investors may listen via the Internet by accessing BancorpSouth's website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth's website for at least two weeks following the call.


                                     -MORE-

Forward-Looking Statements


Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements include, without limitation, those relating to interest rates, lending and investment policies, market share, credit quality, mortgage originations, noninterest revenue, expansion of products and services, geographic expansion and acquisitions, common stock repurchase plan, shareholder value, strategies to achieve consistent long-term growth and BancorpSouth's future growth and profitability.


We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates, the ability of BancorpSouth to maintain credit quality, the ability of BancorpSouth to effectively integrate acquisitions, changes in laws and regulations affecting financial institutions in general, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth's operating or expansion strategy, geographic concentration of BancorpSouth's assets, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to effectively market its services and products, the ability of BancorpSouth to repurchase its common stock on favorable terms, the ability of BancorpSouth to identify potential acquisitions, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BancorpSouth, Inc. is a bank holding company headquartered in Tupelo, Mississippi with approximately $10.6 billion in assets. BancorpSouth operates approximately 250 commercial banking, insurance, trust and broker/dealer locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

                                     -MORE-

SELECTED FINANCIAL DATA

                                                             Three Months Ended
                                                                  March 31,
                                                      --------------------------------
                                                            2004              2003
                                                      ---------------- ---------------
(Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
Net interest revenue                                    $     83,482     $     90,144
Provision for credit losses                                   (4,015)          (6,522)
Noninterest revenue                                           46,040           52,309
Noninterest expense                                           86,006           76,916
                                                        ------------     ------------
Income before income taxes                                    39,501           59,015
Income tax provision                                          12,336           19,867
                                                        ------------     ------------
Net income                                              $     27,165     $     39,148
                                                        ============     ============
Earning per share:  Basic                               $       0.35     $       0.51
                                                        ============     ============
                    Diluted                             $       0.35     $       0.50
                                                        ============     ============


BALANCE SHEET DATA AT MARCH 31:
Total assets                                            $ 10,582,429     $ 10,335,009
Total earning assets                                       9,792,926        9,587,753
Loans and lease receivables, net of unearned discount      6,252,956        6,263,585
Allowance for credit losses                                  (91,327)         (89,600)
Total deposits                                             8,881,115        8,689,351
Common shareholders' equity                                  882,988          820,610
Book value per share                                           11.41            10.61


AVERAGE BALANCE SHEET DATA:
Total assets                                            $ 10,453,731     $ 10,191,544
Total earning assets                                       9,674,642        9,494,684
Loans and lease receivables, net of unearned discount      6,227,264        6,347,818
Total deposits                                             8,786,720        8,560,002
Common shareholders' equity                                  867,994          815,907

NON-PERFORMING ASSETS AT MARCH 31:
Non-accrual loans                                       $     16,410     $     13,764
Loans 90+ days past due                                       19,392           26,458
Restructured loans                                             3,954               17
Other real estate owned                                       18,176           16,641

Net charge-offs as a percentage
     of average loans (annualized)                              0.31%            0.30%

PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets                                        1.05%            1.56%
Return on common equity                                        12.59%           19.46%

Net interest margin                                             3.57%            3.97%

Average shares outstanding - diluted                      78,123,071       77,857,362


                                    - MORE -

                               BANCORPSOUTH, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                 March 31,               %
                                                        ----------------------------
                                                           2004            2003       Change
                                                        --------------------------------------
                                                                    (In thousands)
Assets
------
Cash and due from banks                               $    329,876    $    351,278     (6.09%)
Interest bearing deposits with other banks                 199,820          26,305    659.63%
Held-to-maturity securities, at amortized cost           1,320,134       1,864,519    (29.20%)
Available-for-sale securities, at fair market value      1,906,746       1,069,325     78.31%
Federal funds sold and securities
  purchased under agreement to resell                       72,511         303,735
Loans                                                    6,284,805       6,305,533     (0.33%)
  Less:  Unearned discount                                 (31,849)        (41,948)   (24.08%)
         Allowance for credit losses                       (91,327)        (89,600)     1.93%
                                                      ------------    ------------
Net loans                                                6,161,629       6,173,985     (0.20%)
Loans held for sale                                         40,759          60,283    (32.39%)
Premises and equipment, net                                212,797         210,789      0.95%
Accrued interest receivable                                 66,682          70,919     (5.97%)
Goodwill                                                    59,671          32,462     83.82%
Other assets                                               211,804         171,409     23.57%
                                                      ------------    ------------
    Total Assets                                      $ 10,582,429    $ 10,335,009      2.39%
                                                      ============    ============

Liabilities
-----------
Deposits:
  Demand:  Noninterest bearing                        $  1,320,812    $  1,214,216      8.78%
           Interest bearing                              2,704,473       2,489,120      8.65%
  Savings                                                  788,679         819,430     (3.75%)
  Other time                                             4,067,151       4,166,585     (2.39%)
                                                      ------------    ------------
Total deposits                                           8,881,115       8,689,351      2.21%
Federal funds purchased and
  securities sold under agreement
  to repurchase                                            416,222         446,932     (6.87%)
Accrued interest payable                                    18,816          25,036    (24.84%)
Junior subordinated debt securities                        128,866         125,000      3.09%
Long-term debt                                             138,170         139,450     (0.92%)
Other liabilities                                          116,252          88,630     31.16%
                                                      ------------    ------------
Total Liabilities                                        9,699,441       9,514,399      1.94%

Shareholders' Equity
--------------------
Common stock                                               193,456         193,319      0.07%
Capital surplus                                             43,833          21,115    107.59%
Accumulated other comprehensive income                      27,598          30,677    (10.04%)
Retained earnings                                          618,101         575,499      7.40%
                                                      ------------    ------------
Total Shareholders' Equity                                 882,988         820,610      7.60%
                                                      ------------    ------------
Total Liabilities & Shareholders' Equity              $ 10,582,429    $ 10,335,009      2.39%
                                                      ============    ============


                                    - MORE -

                               BANCORPSOUTH, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                         QUARTER ENDED
                                                  ------------------------------------------------------------
                                                    MAR 2004     DEC 2003   SEPT 2003   JUN 2003     MAR 2003
                                                  ------------ ----------  ----------- ----------  -----------
INTEREST REVENUE:
Loans                                             $  92,250    $  94,822   $  98,292   $ 102,369   $ 104,546
Deposits with other banks                               128           96          67         100          84
Federal funds sold and securities purchased
 under agreement to resell                              697          772       1,295       2,215       2,307
Held-to-maturity securities:
  Taxable                                            10,112        9,831      10,258      12,628      13,602
  Tax-exempt                                          1,796        1,860       1,941       2,079       2,216
Available-for-sale securities:
  Taxable                                            15,688       16,108      15,160      11,031      12,127
  Tax-exempt                                          1,759        1,878       1,903       1,995       2,094
Loans held for sale                                     756          856         896         777         706
                                                  ---------    ---------   ---------   ---------   ---------
      Total interest revenue                        123,186      126,223     129,812     133,194     137,682
                                                  ---------    ---------   ---------   ---------   ---------

INTEREST EXPENSE:
Deposits                                             33,918       33,929      35,260      39,289      40,544
Federal funds purchased and securities sold
 under agreement to repurchase                        1,063        1,551       2,018       2,191       2,355
Other                                                 4,723        4,658       4,726       4,645       4,639
                                                  ---------    ---------   ---------   ---------   ---------
      Total interest expense                         39,704       40,138      42,004      46,125      47,538
                                                  ---------    ---------   ---------   ---------   ---------

      Net interest revenue                           83,482       86,085      87,808      87,069      90,144
  Provision for credit losses                         4,015        7,472       4,664       6,472       6,522
                                                  ---------    ---------   ---------   ---------   ---------
      Net interest revenue, after provision for
        credit losses                                79,467       78,613      83,144      80,597      83,622
                                                  ---------    ---------   ---------   ---------   ---------

NONINTEREST REVENUE:
Mortgage lending                                     (1,141)       6,441      10,323       1,634       4,854
Service charges                                      14,318       15,882      16,131      16,232      13,654
Life insurance premiums                                 562          657         760         876         961
Trust income                                          1,686        2,138       1,905       1,684       1,486
Security gains, net                                     618           40          60         180      13,556
Insurance commissions                                14,458       13,101      11,946       8,314       6,387
Other                                                15,539        9,815       8,695      10,962      11,411
                                                  ---------    ---------   ---------   ---------   ---------
      Total noninterest revenue                      46,040       48,074      49,820      39,882      52,309
                                                  ---------    ---------   ---------   ---------   ---------

NONINTEREST EXPENSE:
Salaries and employee benefits                       50,036       47,633      46,449      44,974      42,754
Occupancy, net of rental income                       5,956        5,853       5,932       5,609       5,580
Equipment                                             5,460        5,569       6,063       5,776       6,003
Telecommunications                                    1,838        1,874       1,915       1,828       1,860
Other                                                22,716       23,898      22,192      20,113      20,719
                                                  ---------    ---------   ---------   ---------   ---------
      Total noninterest expenses                     86,006       84,827      82,551      78,300      76,916
                                                  ---------    ---------   ---------   ---------   ---------
      Income before income taxes                     39,501       41,860      50,413      42,179      59,015
Income tax expense                                   12,336       12,990      16,539      12,938      19,867
                                                  ---------    ---------   ---------   ---------   ---------
      Net income                                  $  27,165    $  28,870   $  33,874   $  29,241   $  39,148
                                                  =========    =========   =========   =========   =========

Net income per share: Basic                       $    0.35    $    0.37   $    0.43   $    0.38   $    0.51
                                                  =========    =========   =========   =========   =========
                      Diluted                     $    0.35    $    0.37   $    0.43   $    0.37   $    0.50
                                                  =========    =========   =========   =========   =========



                                    - MORE -

                               BANCORPSOUTH, INC.
                 AVERAGE BALANCES, INTEREST INCOME AND EXPENSE,
                          AND AVERAGE YIELDS AND RATES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)



                                                               QUARTER ENDED
                                                               MARCH 31, 2004
                                            ---------------------------------------------
                                               AVERAGE                             YIELD/
(Taxable equivalent basis)                     BALANCE            INTEREST         RATE
                                               -------            --------         ----
ASSETS
Loans net of unearned income                $  6,314,778       $     93,522       5.96%
Held-to-maturity securities:
  Taxable                                        998,854             10,113       4.07%
  Tax-exempt                                     149,264              2,762       7.44%
Available-for-sale securities:
  Taxable                                      1,742,486             15,686       3.62%
  Tax-exempt                                     165,208              2,706       6.59%
Short-term investments                           304,052                825       1.09%
                                            ------------       ------------
  Total interest earning
    assets and revenue                         9,674,642            125,614       5.22%
Other assets                                     871,419
Less:  allowance for credit losses               (92,330)
                                            ------------
    Total                                   $ 10,453,731
                                            ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
  Demand - interest bearing                 $  2,701,052       $      5,694       0.85%
  Savings                                        784,161              1,362       0.70%
  Other time                                   4,064,639             26,861       2.66%
Short-term borrowings                            411,693              1,097       1.07%
Junior subordinated debt                         128,866              2,626       8.19%
Long-term debt                                   138,282              2,063       6.00%
                                            ------------       ------------
  Total interest bearing
    liabilities and expense                    8,228,693             39,703       1.94%
Demand deposits -
  noninterest bearing                          1,236,868
Other liabilities                                120,176
                                            ------------
  Total liabilities                            9,585,737
Shareholders' equity                             867,994
                                            ------------
  Total                                     $ 10,453,731
                                            ============       ------------
Net interest revenue                                           $     85,911
                                                               ============
Net interest margin                                                               3.57%
Net interest rate spread                                                          3.28%
Interest bearing liabilities to
   interest earning assets                                                       85.05%

Net interest tax equivalent adjustment                         $      2,428




                                    - MORE -

                               BANCORPSOUTH, INC.
                 AVERAGE BALANCES, INTEREST INCOME AND EXPENSE,
                          AND AVERAGE YIELDS AND RATES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)




                                                             QUARTER ENDED
                                                             MARCH 31, 2003
                                            --------------------------------------------
                                                AVERAGE                          YIELD/
(Taxable equivalent basis)                      BALANCE          INTEREST        RATE
                                                -------          --------        ----
ASSETS
Loans net of unearned income                $  6,398,632       $    105,660       6.70%
Held-to-maturity securities:
  Taxable                                      1,274,105             13,602       4.33%
  Tax-exempt                                     178,998              3,409       7.72%
Available-for-sale securities:
  Taxable                                      1,056,317             12,127       4.66%
  Tax-exempt                                     201,746              3,222       6.48%
Short-term investments                           384,886              2,390       2.52%
                                            ------------       ------------
  Total interest earning
    assets and revenue                         9,494,684            140,410       6.00%
Other assets                                     785,579
Less:  allowance for credit losses               (88,719)
                                            ------------
    Total                                   $ 10,191,544
                                            ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
  Demand - interest bearing                 $  2,500,301       $      7,134       1.16%
  Savings                                        820,832              2,159       1.07%
  Other time                                   4,132,837             31,252       3.07%
Short-term borrowings                            445,811              2,364       2.15%
Junior subordinated debt                         125,000              2,547       8.15%
Long-term debt                                   139,559              2,082       6.05%
                                            ------------       ------------
  Total interest bearing
    liabilities and expense                    8,164,340             47,538       2.36%
Demand deposits -
  noninterest bearing                          1,106,032
Other liabilities                                105,265
                                            ------------
  Total liabilities                            9,375,637
Shareholders' equity                             815,907
                                            ------------
  Total                                     $ 10,191,544
                                            ============       ------------
Net interest revenue                                           $     92,872
                                                               ============
Net interest margin                                                               3.97%
Net interest rate spread                                                          3.64%
Interest bearing liabilities to
   interest earning assets                                                       85.99%

Net interest tax equivalent adjustment                         $      2,728




                                     -END-